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                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.       )*
                                         ------

                          Golden State Vitners, Inc.
--------------------------------------------------------------------------------
                              (Name of Issuer)

              Class B Common Stock; $.01 par value per share
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                 31821K20
                     ----------------------------------
                              (CUSIP Number)

                               July 21, 1998
--------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     / / Rule 13d-1(c)

     /X/ Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


                               Page 1 of 16 pages

CUSIP No. 31821K20

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     SBIC Partners, L.P.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  /X/
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     Texas
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       3,000,000 (See Items 4 and 8)
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       0 (See Items 4 and 8)
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    3,000,000 (See Items 4 and 8)
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    0 (See Items 4 and 8)
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     3,000,000 (See Items 4 and 8)
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / / (See Item 8)
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     31.6%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     PN
-------------------------------------------------------------------------------

                               Page 2 of 16 pages

CUSIP No. 31821K20

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Forrest Binkley & Brown L.P.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  /X/
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     Texas
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       3,000,000 (See Items 4 and 8)
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       0 (See Items 4 and 8)
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    3,000,000 (See Items 4 and 8)
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    0 (See Items 4 and 8)
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     3,000,000  (See Items 4 and 8)
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / / (See Item 8)
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     31.6%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     PN
-------------------------------------------------------------------------------


                               Page 3 of 16 pages

CUSIP No. 31821K20

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Forrest Binkley & Brown Venture Co.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  /X/
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     Texas
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       3,000,000 (See Items 4 and 8)
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       0 (See Items 4 and 8)
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    3,000,000 (See Items 4 and 8)
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    0 (See Items 4 and 8)
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     3,000,000  (See Items 4 and 8)
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / / (See Item 8)
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     31.6%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     CO
-------------------------------------------------------------------------------


                               Page 4 of 16 pages

CUSIP No. 31821K20

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Gregory J. Forrest
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  /X/
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     United States
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       0 (See Items 4 and 8)
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       3,000,000 (See Items 4 and 8)
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    0 (See Items 4 and 8)
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    3,000,000 (See Items 4 and 8)
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     3,000,000  (See Items 4 and 8)
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / / (See Item 8)
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     31.6%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------


                               Page 5 of 16 pages

CUSIP No. 31821K20

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Nicholas B. Binkley
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  /X/
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     United States
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       0 (See Items 4 and 8)
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       3,000,000 (See Items 4 and 8)
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    0 (See Items 4 and 8)
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    3,000,000 (See Items 4 and 8)
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     3,000,000  (See Items 4 and 8)
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / / (See Item 8)
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     31.6%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------


                               Page 6 of 16 pages

CUSIP No. 31821K20

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Jeffrey J. Brown
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  /X/
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     United States
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       3,000,000 (See Items 4 and 8)
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       0 (See Items 4 and 8)
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    0 (See Items 4 and 8)
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    3,000,000 (See Items 4 and 8)
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     3,000,000  (See Items 4 and 8)
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / / (See Item 8)
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     31.6%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------


                               Page 7 of 16 pages

ITEM 1.

    (a)   Name of Issuer
                       Golden State Vintners, Inc. (the "Company")
          ---------------------------------------------------------------------
    (b)   Address of Issuer's Principal Executive Offices
                               500 Drake's Landing Road
                               Greenbrae, California  94904
          ---------------------------------------------------------------------


ITEM 2.

    (a)   Name of Person Filing
          The persons filing this Schedule 13G are SBIC
          Partners, L.P., a Texas limited partnership
          ("SBIC Partners"), Forrest Binkley & Brown L.P., a Texas limited partnership ("FBB"), Forrest
          Binkley & Brown Venture Co., a Texas corporation
          ("FBB Venture"), Gregory J. Forrest, Nicholas B.
          Binkley, and Jeffrey J. Brown (collectively the
          "Filing Persons").

          Gregory J. Forrest, Nicholas B. Binkley, and
          Jeffrey J. Brown are each executive officers,
          directors and shareholders of FBB Venture, which
          is the sole general partner of FBB, the managing
          general partner of SBIC Partners.
          ---------------------------------------------------------------------
    (b)   Address of Principal Business Office or, if none, Residence
          840 Newport Center Drive, Suite 480
          Newport Beach, California  92660
          ---------------------------------------------------------------------
    (c)   Citizenship
          The responses of the Filing Persons to Item 4 of
          the cover pages to this Schedule 13G that relate
          to the citizenships of such Filing Persons are
          incorporated herein by reference.
          ---------------------------------------------------------------------
    (d)   Title of Class of Securities
          The Filing Persons hold shares of the Company
          Class A Common Stock, $.01 par value per share
          ("Class A Common Stock"), which are convertible
          into shares of Class B Common Stock at any time.
          This filing is made in regard to the Company's
          Class B Common Stock, $.01 par value per share
          (the "Common Stock"), which is registered under
          Section 12(b) of the Securities Exchange Act of
          1934, as amended.
          ---------------------------------------------------------------------
    (e)   CUSIP Number
          31821K20
          ---------------------------------------------------------------------

                               Page 8 of 16 pages

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

    (a) / / Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

    (b) / / Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

    (c) / / Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

    (d) / / Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

    (e) / / An investment adviser in accordance with section
            240.13d-1(b)(1)(ii)(E).

    (f) / / An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F).

    (g) / / A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G).

    (h) / / A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

    (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

    (j) / / Group, in accordance with section 240.13d-1(b)(1)(ii)(J).

        Not applicable.

ITEM 4.  OWNERSHIP

    (a) Amount beneficially owned:

     SBIC Partners owns beneficially and of record 3,000,000 shares of the Class A Common Stock of the Company. Because of the relationships between and among the Filing Persons, each of the Filing Persons may be deemed the beneficial owner of all or a portion of the shares of Class A Common Stock beneficially owned by SBIC Partners. Each of Messrs. Forrest, Binkley and Brown disclaims beneficial ownership of the shares of Class A Common Stock held by SBIC Partners, except to the extent of his pecuniary interest therein.
    ---------------------------------------------------------------------------

    (b) Percent of class:

     The 3,000,000 shares of Class A Common Stock beneficially owned by the Filing Persons constitute 31.6% of the total of 9,479,261 shares of Class A Common Stock and Class B Common Stock outstanding as of December 31, 1998.
    ---------------------------------------------------------------------------

    (c) Number of shares as to which the person has:

     (i) SOLE POWER TO VOTE OR TO DIRECT THE VOTE: The responses of the Filing Persons to Item 5 of the cover pages to this Schedule 13G that relate to the shares of Class A Common Stock over which such Filing Persons have sole voting power are herein incorporated by reference.

     (ii) SHARED POWER TO VOTE OR TO DIRECT THE VOTE: The responses of the Filing Persons to Item 6 of the cover pages to this Schedule 13G that relate to

                               Page 9 of 16 pages
          the shares of Class A Common Stock over which such Filing Persons have shared voting power are herein incorporated by reference.

     (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF: The responses of the Filing Persons to Item 7 of the cover pages tothis Schedule 13G that relate to the shares of Class A Common Stock over which such Filing Persons have sole dispositive power are herein incorporated by reference.

     (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF: The responses of the Filing Persons to Item 8 of the cover pages to this Schedule 13G that relate to the shares of Class A Common Stock over which such Filing Persons have shared dispositive power are herein incorporated by reference.


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /

          Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

          No other person, except for the Filing Persons, has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Class A Common Stock that are the subject of this Schedule 13G.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          The Filing Persons have filed this Schedule 13G as a group pursuant to Rule 13d-1(c). The identity of each member of the group is stated in
          Exhibit 1 attached hereto.

          The Filing Persons have entered into a Joint Reporting Agreement dated as of June 1, 1999, which is attached hereto as Exhibit 1, pursuant to which they have agreed to file one joint statement on behalf of all of them with respect to the subject matter of this Schedule 13G.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

          Not applicable.

ITEM 10. CERTIFICATION

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                               Page 10 of 16 pages

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: June 1, 1999

                                 SBIC PARTNERS, L.P.,
                                 a Texas limited partnership

                                 By:  Forrest Binkley & Brown L.P.,
                                      a Texas limited partnership
                                      Its: General Partner

                                      By: Forrest Binkley & Brown Venture Co.,
                                          a Texas corporation
                                          Its: General Partner

                                          By: /s/ Gregory J. Forrest
                                              --------------------------------
                                              Gregory J. Forrest,
                                              President

                                          By: /s/ Nicholas B. Binkley
                                              --------------------------------
                                              Nicholas B. Binkley,
                                              President

                                          By: /s/ Jeffrey J. Brown
                                              --------------------------------
                                              Jeffrey J. Brown,
                                              President


                                 FORREST BINKLEY & BROWN L.P.,
                                 a Texas limited partnership

                                 By:  Forrest Binkley & Brown Venture Co.,
                                      a Texas corporation
                                      Its: General Partner

                                          By: /s/ Gregory J. Forrest
                                              --------------------------------
                                              Gregory J. Forrest,
                                              President

                                          By: /s/ Nicholas B. Binkley
                                              --------------------------------
                                              Nicholas B. Binkley,
                                              President

                                          By: /s/ Jeffrey J. Brown
                                              --------------------------------
                                              Jeffrey J. Brown,
                                              President

                               Page 11 of 16 pages

                                 FORREST BINKLEY & BROWN VENTURE CO.,
                                 a Texas CORPORATION

                                 By: /s/ Gregory J. Forrest
                                     --------------------------------
                                     Gregory J. Forrest,
                                     President

                                 By: /s/ Nicholas B. Binkley
                                     --------------------------------
                                     Nicholas B. Binkley,
                                     President

                                 By: /s/ Jeffrey J. Brown
                                     --------------------------------
                                     Jeffrey J. Brown,
                                     President


                                     /s/ Gregory J. Forrest
                                     --------------------------------
                                     Gregory J. Forrest,

                                     /s/ Nicholas B. Binkley
                                     --------------------------------
                                     Nicholas B. Binkley,

                                     /s/ Jeffrey J. Brown
                                     --------------------------------
                                     Jeffrey J. Brown,


                               Page 12 of 16 pages

                                  EXHIBIT INDEX

                                                                            SEQUENTIALLY
EXHIBIT                                                                       NUMBERED
NUMBER                           DESCRIPTION                                    PAGE
------                           -----------                                    -----
1                    Identification of Members of the Group                     14

2                    Joint Reporting Agreement dated June 1, 1999               15



                               Page 13 of 16 pages